EXHIBIT 99.1

NEWS RELEASE

Media Contact:	Geoff Teeter Caroline Pecquet	(650) 225-8171 (650) 467-7078

Investor Contact:	Kathee Littrell Sue Morris	(650) 225-1034 (650) 225-6523

http://www.gene.com

GENENTECH ANNOUNCES FULL YEAR AND FOURTH QUARTER 2006 RESULTS

— Full-Year Non-GAAP EPS Increases 74 Percent; GAAP EPS Increases 67 Percent —
— Quarterly U.S. Product Sales Surpass $2 Billion —

SOUTH SAN FRANCISCO, Calif. - January 10, 2007 - Genentech, Inc. (NYSE: DNA) today announced financial results for the full year and fourth quarter 2006. Revenue and key operating results for the full year 2006 included:
•	U.S. product sales of $7,169 million, a 39 percent increase over U.S. product sales of $5,162 million in 2005;
•	Operating revenues of $9,284 million, a 40 percent increase over operating revenues of $6,633 million in 2005;
•
Non-GAAP net income of $2,390 million, a 72 percent increase over net income of $1,387 million in 2005; GAAP net income of $2,113 million, a 65 percent increase over net income of $1,279 million in 2005;[1,2]

•
Non-GAAP earnings of $2.23 per share, a 74 percent increase over earnings of $1.28 per share in 2005; GAAP earnings of $1.97 per share, a 67 percent increase over earnings of $1.18 per share in 2005. [1,2]

“In 2006, we received eight FDA approvals, including Lucentis, a significant new therapy for patients with wet age-related macular degeneration,” said Arthur D. Levinson, Ph.D., Genentech’s chairman and chief executive officer. “We remain committed to scientific excellence and continue to focus our R&D projects in areas of unmet medical need. We are pleased with the progress we made building our pipeline in 2006, including adding seven new molecular entities to the development pipeline, entering into agreements for eight significant new strategic collaborations, and receiving positive data from four important Phase II clinical trials in oncology and immunology.”

Revenue and key operating results for the fourth quarter of 2006 included:
•	U.S. product sales of $2,053 million, a 38 percent increase over product sales of $1,493 million in the fourth quarter of 2005;
•	Operating revenues of $2,714 million, a 43 percent increase over operating revenues of $1,893 million in the fourth quarter of 2005;
•
Non-GAAP net income of $659 million, an 82 percent increase over net income of $363 million in the fourth quarter of 2005; GAAP net income of $594 million, a 75 percent increase over net income of $339 million in the fourth quarter of 2005 [1,2];

•
Non-GAAP earnings of $0.61 per share, a 79 percent increase over earnings of $0.34 per share in the fourth quarter of 2005; GAAP earnings of $0.55 per share, a 77 percent increase over earnings of $0.31 per share in the fourth quarter of 2005. [1,2]

Reconciliations between non-GAAP and GAAP earnings per share for the full years 2006 and 2005 and the fourth quarters of 2006 and 2005 are provided in the following table:

	Non-GAAP Diluted EPS	Employee Stock-Based Compensation Expense	Roche Redemption and Special Items	Reported GAAP Diluted EPS
FY 2006	$2.23	($0.17)	($0.09)	$1.97
FY 2005	$1.28	--- [1]	($0.10)	$1.18[1]
Q4 2006	$0.61	($0.04)	($0.02)	$0.55
Q4 2005	$0.34	--- [1]	($0.02)	$0.31[1]
Note: Amounts may not sum due to rounding.

The company announced it expects approximately 25 to 30 percent growth in non-GAAP earnings per share for the full year 2007, relative to 2006.2

Product Sales
Product sales for 2006, including the three months ended December 31, 2006, are provided in the following table (dollars in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
Net U.S. product sales
Rituxan®	$560	$484	16%	$2,071	$1,832	13%
Avastin® *	490	359	36	1,746	1,133	54
Herceptin®	322	250	29	1,234	747	65
Tarceva®	107	84	27	402	275	46
Nutropin® products	101	95	6	378	370	2
Xolair®	117	93	26	425	320	33
Thrombolytics	62	58	7	243	218	11
Pulmozyme®	53	49	8	199	186	7
Raptiva®	24	20	20	90	79	14
LUCENTIS®	217	-	-	380	-	-
Total U.S. product sales**	2,053	1,493	38	7,169	5,162	39

Net product sales to collaborators	191	83	130	471	326	44
Total product sales**	$2,244	$1,577	42	$7,640	$5,488	39
________________________
*
Fourth quarter 2006 Avastin results include a deferral of approximately $9 million in Avastin product sales in conjunction with the company’s announced program to cap the annual per patient cost of therapy for Avastin for eligible patients. The company expects to launch the program during the first quarter of 2007. Because the program will apply retrospectively to patients currently on Avastin for all approved indications, a portion of fourth quarter 2006 Avastin product sales have been deferred to address our estimated free drug commitment to those patients.

**	Amounts may not sum due to rounding.

Total Costs and Expenses
Information on costs and expenses for 2006, including the three months ended December 31, 2006, is provided in the accompanying tables. Key cost and expense highlights include the following:
•	Cost of sales in 2006 as a percentage of product sales was 15 percent, compared to 18 percent in 2005.
•
Research and development (R&D) expenses in 2006, on a non-GAAP basis, increased 29 percent to $1,633 million, from $1,262 million in 2005.   Non-GAAP R&D expenses as a percentage of operating revenues were 18 percent, compared to 19 percent in 2005. On a GAAP basis, R&D expenses in 2006 increased 40 percent to $1,773 million, including employee stock-based compensation expense of $140 million, from $1,262 million in 2005. GAAP R&D expenses in 2006 were 19 percent of operating revenues, comparable to 19 percent in 2005.

•
Marketing, general and administrative (MG&A) expenses in 2006, on a non-GAAP basis, increased 29 percent to $1,845 million, from $1,435 million in 2005.  Non-GAAP MG&A expenses as a percentage of operating revenues were 20 percent, compared to 22 percent in 2005. On a GAAP basis, MG&A expenses increased 40 percent to $2,014 million, including employee stock-based compensation expense of $169 million, from $1,435 million in 2005. GAAP MG&A expenses in 2006 were 22 percent of operating revenues, comparable to 22 percent in 2005.

•
Genentech’s non-GAAP and GAAP income tax rates for 2006 were 38 percent, compared to 37 percent in 2005. Genentech’s fourth quarter 2006 non-GAAP and GAAP income tax rates were approximately 40 percent and 39 percent, respectively. The 2006 annual and fourth quarter income tax rates were negatively impacted by the fourth quarter issuance of an Internal Revenue Service final regulation that required the company to reverse R&D tax credit benefits that had been recognized in prior years.

Clinical Development
Genentech announced that in the fourth quarter of 2006 it enrolled the first patient in the Phase III study of humanized anti-CD20 for patients with rheumatoid arthritis (RA) who inadequately responded to methotrexate; and completed enrollment in two Rituxan® (Rituximab) immunology trials, SERENE, for RA patients who inadequately responded to methotrexate, and SUNRISE, a controlled re-treatment study for patients with RA who have had an inadequate response to previous treatment with one or more tumor necrosis factor (TNF) antagonist therapies. The company also submitted in the fourth quarter of 2006 a supplemental Biologics License Application (sBLA) for the use of Herceptin® (Trastuzumab) in node-negative patients with administration once every three weeks, based on the one-year adjuvant HERA (HERceptin Adjuvant) trial conducted internationally by Roche and the Breast International Group (BIG).

Other Company Events
The company announced that on January 9, 2007 the U.S. Supreme Court issued a decision against Genentech in MedImmune v. Genentech. The issue before the Court was a procedural one and the decision has no effect on the validity or enforceability of Genentech's Cabilly patent. The Court decided that the U.S. Constitution does not require a patent licensee, such as MedImmune, to breach or terminate its license agreement before it can sue a patentee, such as Genentech, under the patent laws. The decision allows MedImmune to go forward with its claims against Genentech in the lower courts, but does not address the merits of those claims. Genentech intends to defend itself vigorously as the case proceeds in the lower courts.

Webcast
Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Wednesday, January 10, 2007, at 2:15 p.m. Pacific Time (PT). The live webcast may be accessed on Genentech's Website at http://www.gene.com. This webcast will be available via the Website until 5:00 p.m. PT on January 24, 2007. A telephonic audio replay of the webcast will be available beginning at 5:15 p.m. PT on January 10, 2007 through 5:15 p.m. PT on January 17, 2007. Access numbers for this replay are: 1-888-203-1112 (U.S./Canada) and 1-719-457-0820 (international); conference ID number is 6237984.

About Genentech
Founded more than 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is listed on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

About Genentech’s Commitment to Patient Access
Genentech is committed to eligible patients having access to our therapies.  For those eligible patients treated for approved indications in the United States who do not have insurance or who cannot afford their out-of-pocket co-pay costs, Genentech has several support programs. Since 1985, Genentech has donated free product to uninsured patients and those deemed uninsured due to payor denial through its Genentech® Access to Care Foundation (GATCF) and the Genentech Endowment for Cystic Fibrosis.  In 2006 alone, GATCF supported over 14,000 patients by providing approximately $205 million of free product. Since 2005, Genentech has donated approximately $70 million to various independent public charities that provide financial assistance to eligible patients who cannot access needed medical treatment due to co-pay costs.  Through its Single Point of Contact (SPOC) program, Genentech provides patients with assistance and information on a broad array of reimbursement services and support.

For information on Genentech’s latest business and product development events please refer to http://www.gene.com/gene/news/press-releases/index.jsp.

This press release contains a forward-looking statement regarding growth in non-GAAP earnings per share (EPS) for 2007. Such statement is a prediction and involves risks and uncertainties such that actual results may differ materially.  Among other factors, growth in non-GAAP EPS could be affected by a number of factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for analyses or decision making, need for additional clinical studies, FDA actions or delays, failure to obtain or maintain FDA approval, competition, pricing, reimbursement, intellectual property or contract rights, the ability to supply product, product withdrawals, new product approvals and launches, achieving sales revenue consistent with internal forecasts, costs of sales, R&D or MG&A expenses, unanticipated expenses such as litigation or legal settlement expenses or equity securities writedowns, stock-based compensation expense, contract revenues and royalties, and fluctuations in tax and interest rates.  Please also refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise the forward-looking statements in this press release.
_______________________
1
The company adopted Statement of Financial Accounting Standards No. 123R (or FAS 123R) on a modified prospective basis beginning January 1, 2006. No employee stock-based compensation expense was recognized in GAAP-reported amounts in any prior period. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation expense prior to January 1, 2006 (based upon the amounts previously reported in Genentech’s financial statement footnotes), pro forma employee stock-based compensation expense in the fourth quarter of 2005 was $49 million, net of tax, (or $0.05 per diluted share), and the resulting pro forma GAAP net income was $290 million (or $0.27 per diluted share). Pro forma employee stock-based compensation expense for the full year of 2005 was $175 million, net of tax, (or $0.16 per diluted share), and the resulting pro forma GAAP net income was $1.1 billion (or $1.02 per diluted share).

2
Genentech’s non-GAAP net income and non-GAAP earnings per share exclude the after-tax impact of recurring charges related to the 1999 redemption of Genentech’s stock by Roche Holdings, Inc., litigation-related special items, and employee stock-based compensation expense associated with Genentech’s adoption of FAS 123R on January 1, 2006. The differences in non-GAAP and GAAP numbers are reconciled in the accompanying tables and on http://www.gene.com. 2007 non-GAAP earnings guidance also does not include the effect of any in-process R&D charge and amortization of intangible assets that would result if Genentech acquires Tanox, Inc., as well as the cumulative effect of an accounting change related to sabbatical leave.

# # #

GENENTECH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Revenues:
Product sales	$2,244	$1,577	$7,640	$5,488
Royalties	389	265	1,354	935
Contract revenue	81	51	290	210
Total operating revenues	2,714	1,893	9,284	6,633

Costs and expenses:
Cost of sales	338	245	1,181	1,011
Research and development (includes employee stock-based compensation expense: three months-2006-$38; 2005-$0; full year 2006-$140; 2005-$0)	555	412	1,773	1,262
Marketing, general and administrative (includes employee stock-based compensation expense: three months-2006-$45; 2005-$0; full year 2006-$169; 2005-$0)	600	429	2,014	1,435
Collaboration profit sharing	270	228	1,005	823
Recurring charges related to redemption	26	27	105	123
Special items: litigation-related	14	13	54	58
Total costs and expenses	1,803	1,354	6,132	4,712

Operating income	911	539	3,152	1,921

Other income (expense):
Interest and other income, net(1)	77	43	325	142
Interest expense	(18)	(23)	(74)	(50)
Total other income, net	59	20	251	92

Income before taxes	970	559	3,403	2,013
Income tax provision	376	220	1,290	734
Net income	$594	$339	$2,113	$1,279

Earnings per share:
Basic	$0.56	$0.32	$2.01	$1.21
Diluted	$0.55	$0.31	$1.97	$1.18

Weighted average shares used to compute earnings per share:
Basic	1,054	1,055	1,053	1,055
Diluted	1,072	1,080	1,073	1,081

_______________________
(1)
“Interest and other income, net” includes interest income, net realized gains from the sale of certain biotechnology equity securities and write-downs for other-than-temporary impairments in the fair value of certain biotechnology debt and equity securities. For further detail, refer to our web site at www.gene.com.

Net income in the three months and year ended December 31, 2006 includes employee stock-based compensation expense of $41 million and $182 million, net of tax, respectively, due to our adoption of Statement of Financial Accounting Standards No. 123(R) (or "FAS 123R") on a modified prospective basis on January 1, 2006. No employee stock-based compensation expense was recognized in GAAP-reported amounts in any period prior to January 1, 2006. Based on the pro forma application of FAS 123 for the calculation of employee stock-based compensation prior to January 1, 2006 (based upon the amounts previously reported in Genentech's financial statement footnotes), pro forma employee stock-based compensation expense in the fourth quarter of 2005 was $49 million, net of tax, (or $0.05 per diluted share), and the resulting pro forma GAAP net income was $290 million (or $0.27 per diluted share).  Pro forma employee stock-based compensation expense for the full year of 2005 was $175 million, net of tax, (or $0.16 per diluted share), and the resulting pro forma GAAP net income was $1.1 billion (or $1.02 per diluted share).

GENENTECH, INC.
RECONCILIATION OF GAAP to NON-GAAP NET INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
GAAP net income	$594	$339	$2,113	$1,279
Employee stock-based compensation expense under FAS 123R(1) included in the following operating expenses:
Research and development	38	-	140	-
Marketing, general and administrative	45	-	169	-
Recurring charges related to redemption(2)	26	27	105	123
Special items: litigation-related(3)	14	13	54	58
Income tax effect(4)	(58)	(16)	(191)	(73)
Non-GAAP net income	$659	$363	$2,390	$1,387

Non-GAAP earnings per share:
Diluted	$0.61	$0.34	$2.23	$1.28

Non-GAAP weighted average shares used to compute earnings per share(5):
Diluted	1,072	1,080	1,074	1,081
_______________________
(1)
Represents employee stock-based compensation expense associated with Genentech’s adoption of FAS 123R on January 1, 2006. In the three months and year ended December 31, 2006, the employee stock-based compensation expense was allocated to the research and development and marketing, general and administrative expense lines in the income statement.

(2)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech’s Special Common Stock.
(3)
Includes accrued interest and bond costs in the fourth quarters and the full years of 2006 and 2005 related to the City of Hope trial judgment and amounts paid in the second quarter of 2005 related to a litigation settlement, net of amounts received in the first quarter of 2005 on a separate litigation matter.

(4)	Reflects the income tax benefit on employee stock-based compensation expense under FAS 123R, recurring charges related to redemption, and litigation-related special items.
(5)	Weighted average shares used to compute non-GAAP diluted earnings per share were computed exclusive of the methodology used to determine dilutive securities under FAS 123R.

2007 Reconciliation of GAAP and Non-GAAP EPS Estimates
Our 2007 non-GAAP EPS estimate does not include the effects of: (i) recurring amortization charges related to the 1999 redemption of our stock by Roche, which are estimated to be approximately $104 million on a pretax basis in 2007, (ii) litigation-related special items for accrued interest and associated bond costs on the City of Hope judgment and net amounts paid on other litigation settlements, which are currently estimated to be approximately $54 million on a pretax basis in 2007, (iii) income tax effect of $63 million on recurring charges related to redemption and litigation-related special items, (iv) employee stock-based compensation expense, which we expect the net of tax diluted EPS impact to be in the range of $0.23 to $0.25 per share for 2007, (v) the cumulative effect of a change in accounting principle related to sabbatical leave associated with Genentech’s adoption of Emerging Issues Task Force Issue No. 06-2 on January 1, 2007, which we expect the net of tax diluted EPS impact to be approximately $0.02 per share for 2007, and (vi) any in-process R&D charge and amortization of intangible assets that would result if we acquire Tanox, Inc.  Our 2007 GAAP EPS would include the items listed above as well as any other potential special charges related to existing or future litigation or its resolution, or changes in accounting principles, all of which may be significant.

The statements regarding the amounts relating to the 1999 Roche redemption of our stock, litigation-related special items and employee stock-based compensation expense are forward-looking and such statements are predictions and involve risks and uncertainties such that actual results may differ materially. The amounts identified above could be affected by a number of factors, including a re-valuation of certain intangible assets, greater than expected litigation-related costs, the number of options granted to employees, our stock price and certain valuation assumptions concerning our stock. We disclaim, and do not undertake, any obligation to update or revise any of these forward-looking statements.

GENENTECH, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(In millions)
(Unaudited)

	December 31, 2006	December 31, 2005
Selected consolidated balance sheet data:
Cash, cash equivalents and short-term investments	$2,493	$2,365
Accounts receivable - product sales, net	965	554
Accounts receivable - royalties, net	453	297
Accounts receivable - other, net(1)	248	199
Inventories	1,178	703
Long-term marketable debt and equity securities	1,832	1,449
Property, plant and equipment, net	4,173	3,349
Goodwill	1,315	1,315
Other intangible assets	476	574
Other long-term assets(1)	1,342	1,074
Total assets	14,842	12,147
Total current liabilities	2,157	1,660
Long-term debt(2)	2,204	2,083
Total liabilities	5,364	4,677
Total stockholders' equity	9,478	7,470

	Year
	Ended December 31,
	2006	2005
Selected consolidated cash flow data:
Capital expenditures(2)	$1,214	$1,400

Total GAAP(3) depreciation and amortization expense	407	370
Less: redemption related amortization expense(4)	(105)	(123)
Non-GAAP depreciation and amortization expense	$302	$247
_______________________
(1)	Certain reclassifications have been made at December 31, 2005 to conform to the December 31, 2006 presentation.
(2)
Capital expenditures exclude approximately $104 million at December 31, 2006, and $94 million at December 31, 2005 in capitalized costs related to our accounting for construction projects of which we are considered to be the owner during the construction period. We have recognized a related amount as a construction financing obligation in long-term debt.

(3)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or "GAAP").
(4)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's stock.